Filed Pursuant to Rule 433

Registration No. 333-211545

SUMMARY OF FINAL TERMS

October 2, 2017

$80,000,000

SEASPAN CORPORATION

7.125% NOTES DUE 2027

This summary pricing sheet relates only to the securities described below and should only be read together with the Preliminary Prospectus Supplement, subject to completion, dated October 2, 2017, relating to these securities and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Except as set forth in the immediately preceding sentence, this summary pricing sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Capitalized terms not defined herein have the meanings assigned to them in the Preliminary Prospectus Supplement.

Issuer	Seaspan Corporation

Securities Offered	7.125% Notes due 2027 (the “Notes”).

Trade Date	October 2, 2017.

Settlement Date	October 10, 2017[1] (DTC).

Principal Amount	$80,000,000 (or $92,000,000 principal amount if the underwriters exercise their option to purchase additional Notes in full).

Denominations	$25 and integral multiples of $25 in excess thereof.

Maturity	October 30, 2027.

Interest Payment Dates	January 30, April 30, July 30 and October 30, commencing January 30, 2018.

Optional Redemption	The Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on or after October 10, 2020, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the redemption date.

Coupon	7.125%.

Public Offering Price	100%.

Day Count	30/360.

Net Proceeds to the Issuer (before expenses)	$77,480,000 (assuming no exercise of the underwriters’ option to purchase additional Notes).

Ratings	The Notes will not be rated by any nationally recognized statistical rating organization.

Listing	The Issuer intends to file an application to list the Notes on the New York Stock Exchange.

CUSIP/ISIN	81254U403 / US81254U4031

[1]	The Issuer expects that delivery of the Notes will be made against payment therefor on or about October 10, 2017, which will be the fifth business day following the date hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

SUMMARY OF FINAL TERMS

October 2, 2017

$80,000,000

SEASPAN CORPORATION

7.125% NOTES DUE 2027

Joint Book-Running Managers	RBC Capital Markets, LLC Stifel, Nicolaus & Company, Incorporated

Joint Lead Managers	FBR Capital Markets & Co. Janney Montgomery Scott LLC Incapital LLC

Co-Managers	BB&T Capital Markets, a division of BB&T Securities, LLC Ladenburg Thalmann & Co. Inc. William Blair & Company, L.L.C. C.L. King & Associates, Inc. Maxim Group LLC

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell the Notes and is not soliciting an offer to buy the Notes in any jurisdiction where the offer or sale is not permitted.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281, Toll-Free Number: (866)
375-6829, Fax: (212) 658-6137, Email: rbcnyfixedincomeprospectus@rbccm.com, ATTN: Transaction Management, and
Stifel, Nicolaus & Company, Incorporated at One South Street, 15th Floor, Baltimore, MD 21202, Attn: Syndicate
Department, or telephone: 1-855-300-7136, or e-mail: syndprospectus@stifel.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.